Exhibit 99.1

ONCOTHYREON’S PX-478 ENHANCES ANTITUMOR EFFECTS OF
RADIATION THERAPY IN PRECLINICAL MODELS OF PANCREATIC AND BRAIN CANCER

Results Presented at AACR Annual Meeting

Bellevue, Washington - April 15, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) announced today that data from preclinical studies of PX-478, an investigational small molecule cancer therapy, were presented yesterday by  David L. Schwartz, M.D, University of Texas M.D. Anderson Cancer Center, at the Annual Meeting of the American Association for Cancer Research (AACR) in San Diego.  The data demonstrate that PX-478 enhances the effect of radiation therapy in xenograft models of both glioma, a form of brain cancer, and pancreatic cancer.  Oncothyreon is currently conducting a Phase 1 clinical trial of PX-478 in patients with advanced metastatic cancer.

PX-478 is a small molecule inhibitor of hypoxia-inducible factor (HIF)-1 alpha, a component of the transcription factor HIF-1 that plays a critical role in the cellular response to low oxygen levels (hypoxia).  HIF-1 helps to restore normal oxygen levels in part by stimulating the growth of new blood vessels into the tumor through the induction of angiogenic agents, including vascular endothelial growth factor (VEGF).  Restoration of normal oxygen levels has been shown to counteract the cell-killing effects of radiation therapy.

In the current study, radiation of glioma xenografts led to induction of HIF-1 as measured in vivo by HIF-1 dependent PET imaging. PX-478 inhibited this induction of HIF-1 following radiation and sensitized tumor blood vessels to durable radiation-mediated disruption.  Quantitative analyses of glioma cells treated with PX-478 and radiation showed a significant decrease in levels of HIF-1 alpha protein and VEGF compared with radiation alone.  PX-478 in combination with radiation inhibited tumor growth more potently than either modality alone. PX-478 was also shown to enhance the inhibition of tumor growth by radiation in two pancreatic cancer models.

About PX-478
PX-478 is a novel small molecule compound that inhibits the activity of hypoxia inducible factor (HIF)-1 alpha, a component of the transcription factor HIF-1 that controls the expression of a number of genes important for growth and survival of cancer cells. Genes regulated by HIF-1 contribute to diverse functions including new blood vessel growth (angiogenesis), use of glucose for energy, and protection against apoptosis (programmed cell death).

Preclinical data have demonstrated that PX-478 can induce apoptosis in experimental tumor models, as well as the down-regulation of factors that control angiogenesis, such as vascular endothelial growth factor (VEGF). PX-478 is effective when delivered orally in animal models, and has shown marked tumor regressions and growth inhibition in model systems across a range of cancers, including lung, ovarian, renal, prostatic, colon, pancreatic, and breast cancer. The wide variety of models that show sensitivity to PX-478 represents a large potential market for this product candidate. The ability to combine PX-478 with radiation therapy may further expand the opportunities for this novel compound.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future clinical development plans for PX-478 and to potential markets for PX-478. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of PX-478, and the size of the market, if any, for PX-478. There can be no guarantee that the results of preclinical studies will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC., 110 - 110th Avenue NE, Suite 685, Bellevue, WA 98004
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